  As filed with the Securities and Exchange Commission on July 12, 2000

                                                      Registration No. 333-_____

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ______________
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                ______________
                        SBA COMMUNICATIONS CORPORATION
            (Exact name of Registrant as specified in its charter)

               Florida                                         65-0716501
     (State or other jurisdiction                          (I.R.S. Employer
   of incorporation or organization)                      Identification No.)

                             One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
                                (561) 995-7670
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ______________

                               Jeffrey A. Stoops
                                   President
                        SBA Communications Corporation
                             One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                           Robert C. Boehm, Esquire
                      Akerman, Senterfitt & Eidson, P.A.
                         One S.E. 3rd Ave, 28th Floor
                             Miami, Florida 33131
                             Phone: (305) 374-5600
                              Fax: (305) 374-5095

                                ______________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ______________

                        Calculation of Registration Fee

                                                                                                                        Amount of
                                                                Proposed Maximum               Proposed Maximum        Registration
                                 Amount to be Registered  Offering Price per Unit/(1)/  Aggregate Offering Price/(1)/       Fee
                                 -----------------------  ----------------------------  -----------------------------  ------------
Class A Common Stock, par value
$0.01 per share.................      868,685                        $48.97                       $42,539,504            $11,230

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Class A Common Stock reported on the Nasdaq National Market on July 11, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                  PROSPECTUS


                                868,685 Shares


                        SBA COMMUNICATIONS CORPORATION


                             CLASS A COMMON STOCK


                                ______________

     This prospectus relates to the resale of 868,685 shares of our Class A common stock by the selling shareholders listed in this prospectus. The Class A common stock was originally issued to the selling shareholders in private placements. We will not receive any proceeds from the sale of the Class A common stock offered through this prospectus.

                                ______________

     Our Class A common stock is traded on the Nasdaq National Market under the symbol "SBAC." The last reported sale price of the Class A common stock on July 11, 2000 was $48.06 per share.


                                ______________

     Investing in these securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

                                ______________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              ____________, 2000.

                               Table of Contents

                                                                     Page
Where You Can Find More Information.................................    i
Information Incorporated by Reference...............................    i
Disclosure Regarding Forward-Looking Statements.....................  iii
SBA Communications Corporation......................................    1
Risk Factors........................................................    3
Use of Proceeds.....................................................   13
Selling Shareholders................................................   13
Plan of Distribution................................................   14
Legal Matters.......................................................   15
Experts.............................................................   15

     When used in this prospectus and any prospectus supplement, the terms "SBA", "we", "our", and "us" refer to SBA Communications Corporation and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

                      Where You Can Find More Information

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read our SEC filings over the Internet at the Commission's website at http://www.sec.gov. You may also read and copy documents at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act to register with the Commission the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

                     Information Incorporated by Reference

     The Commission allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:


SEC Filing (File No. 000-30110)                                     Period Covered or Date of Filing
---------------------------------------------------------------  --------------------------------------
Annual Report on Form 10-K.....................................  Year ended December 31, 1999
Quarterly Report on Form 10-Q..................................  Quarter ended March 31, 2000
Current Reports on Form 8-K....................................  January 11, 2000, January 11, 2000,
                                                                 February 4, 2000, February 4, 2000,
                                                                 February 23, 2000, April 19, 2000,
                                                                 May 2, 2000, May 9,2000 and May 12,
                                                                 2000
Prospectus filed pursuant to Rule 424 under the Securities
Act............................................................  January 28, 2000
Description of our Class A common stock contained in
Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description.............  June 9, 1999
All subsequent documents filed by us under Sections 13(a),
13(c), 14 or 15(d) of the Exchange Act of 1934.................  After the date of this prospectus

     You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:


                        SBA Communications Corporation
                       One Town Center Road, Third Floor
                             Boca Raton, FL 33486
                             Phone: (561) 995-7670
                              Fax: (561) 998-3448

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

     You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

     The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

                Disclosure Regarding Forward-Looking Statements

     This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Discussions containing forward-looking statements may be found in the material set forth in this section and under "SBA Communications Corporation" as well as in the prospectus generally. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements regarding:

     . our strategy to transition the primary focus of our business from site development services toward the site leasing business, including our intent to make strategic acquisitions of towers and tower companies;

     . anticipated trends in the site development industry and its effect on our revenues and profits;

     . our estimates regarding the future development of the site leasing industry and its effect on our site leasing revenues;

     . our plan to continue to construct and acquire tower assets and the resulting effect on our revenues, capital expenditures, expenses and net income;

     . our ability to successfully conclude letters of intent or definitive agreements for newly built towers or acquisitions of existing towers and the resulting effect on our financial operations;

     . our estimate of the amount of capital expenditures for fiscal year 2000 that will be required for the construction or acquisition of communications sites and the contingent share issuance related to the acquisition of Com-Net Construction Services, Inc.; and

     . our intention to fund capital expenditures for fiscal year 2000 from cash from the follow-on offering, operations and borrowings under our Senior Credit Facility.

     These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

     .    our ability to secure as many site leasing tenants as planned;

     . our ability to expand our site leasing business and maintain or expand our site development business;

     . our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions;

                         SBA Communications Corporation


     We are a leading independent owner and operator of wireless communications infrastructure in the United States. We generate revenues from our two primary businesses-site leasing and site development services. Since our founding in 1989, we have participated in the development of more than 14,000 antenna sites in 49 of the 51 major wireless markets in the United States. In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trend toward colocation and independent tower ownership. As of June 30, 2000, we owned or controlled 1,660 towers and had letters of intent or definitive agreements to acquire 147 towers. We also had non-binding mandates to build over 600 additional towers for anchor tenants and had over 900 strategic sites in various phases of development. In 1998 and 1999 we built, for our own account, 310 and 438 towers. For the six months ended June 30, 2000, we built, for our own account, 329 towers. We believe our history and experience in providing site development services gives us a competitive advantage in choosing the most attractive locations in which to build new towers or buy existing towers, as measured by our success in increasing tower revenues and cash flows. Our same tower revenue growth for the six months ended June 30, 2000 on the 770 towers we owned as of June 30, 1999 was 35% based on tenant leases executed as of June 30, 2000. We executed 216 new tenant leases in the quarter ended June 30, 2000 on the 1,351 towers we owned at the beginning of the quarter, at an average initial monthly rent of $1,528.

     Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on: (1) the towers we construct through build-to-suit programs; (2) existing sites we acquire; (3) the towers we develop strategically; and (4) sites we lease, sublease and/or manage for third parties. Under a build-to-suit program, we build a tower for a wireless service provider. We retain ownership of the tower and the exclusive right to co-locate additional tenants on the tower. Many wireless service providers are choosing the build-to-suit option as an alternative to tower ownership, and we believe that this outsourcing trend is likely to continue. Our non-binding mandates come from a variety of wireless carriers, including Alamosa PCS, AT&T Wireless, BellSouth Mobility DCS, Georgia PCS, Horizon PCS, Southwestern Bell, Sprint PCS, Telecorp PCS and VoiceStream. We have also grown through selective acquisitions of towers primarily from smaller independent owners. We also develop towers strategically, for our own account, by identifying an attractive location and completing all pre-construction procedures, such as zoning, necessary to secure the site. We then market the tower site to potential customers.

     Our site development business consists of site development consulting and site development construction. In our site development business, we provide a full range of end-to-end services which typically occur in five phases: (1) network pre-design; (2) communication site selection; (3) communication site acquisition; (4) local zoning and permitting; and (5) site construction, switch construction and antenna installation. We will continue to use our site development expertise to complement our site leasing business and secure additional new tower build-to-suit opportunities. We have capitalized on our leadership position in the site development business, our existing national field organization and our strong relationships with wireless service providers to develop our build-to-suit and strategic siting programs.

     We have a diverse range of customers, including cellular, PCS, wireless data and Internet services, paging, SMR, and ESMR providers as well as other users of wireless transmission and reception equipment. Our customers currently comprise many of the major wireless communications companies, including AT&T Wireless, BellSouth, Georgia PCS, Horizon PCS, LEAP Wireless, Metricom, Nextel, Omnipoint, Southwestern Bell, Sprint PCS, Telecorp PCS, Teligent, Verizon and VoiceStream.

     While we believe that our site development business will grow with the expected overall growth of wireless and other telecommunications networks, we believe our revenues and gross profit from the consulting segment of that business may continue to decline as carriers find new ways to obtain network development through outsourced tower ownership. We also believe that, over the longer term, our site leasing revenues will continue to increase due to the same outsourcing trend and as the number of towers we own or control grows.


                          Principal Executive Offices


     Our principal executive offices are located at One Town Center Road, Third Floor, Boca Raton, Florida 33486, and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.


                              Recent Developments


Telecorp PCS "Build-To-Suit" Agreement

     On April 26, 2000, we entered into a build-to-suit agreement with Telecorp PCS, Inc., we entered AT&T Wireless' largest affiliate. Under the build-to-suit agreement, we will construct up to 200 tower facilities covering a number of strategic markets over the next two years. Telecorp PCS will enter into long term leases to place its wireless equipment at each site.

                                  Risk Factors


     This prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.


Tenant demand may not be as strong as planned.

     We may not be successful in growing our site leasing business. Our success depends to a large extent on our management's expectations and assumptions concerning future tenant demand for independently-owned communication sites and numerous other factors, many of which are beyond our control. Tenant demand includes both the number of tenants and the lease rates they are willing to pay. Any material error in any of these expectations or assumptions could have a material adverse effect on our growth rate. Because most of our towers are newly constructed, and because these towers have little or no positive cash flow at the time of their construction, the risks of lower tenant demand for tower space are much greater for us than for a tower company which has grown its portfolio by acquiring towers with existing cash flow.

     We compete for site leasing tenants with: (1) wireless service providers that own and operate their own tower infrastructure and lease, or may in the future decide to lease, antenna space to other providers; (2) site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;
(3) other large independent tower companies; and (4) smaller local independent tower operators. Wireless service providers that own and operate their own tower infrastructure generally are substantially larger and have greater financial resources than we do. Several of the independent tower companies also have larger tower infrastructure and greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

The number of towers we build, the number of tenants we add to our towers and our site development business revenues fluctuate from quarter to quarter.

     The number of towers we build, the number of tenants we add to our towers and the demand for our site development services fluctuate from period to period and within periods. Numerous factors cause these fluctuations, including:

     .  the timing of our customers' capital expenditures;

     . the number and significance of active customer engagements during a quarter;

     . delays incurred in connection with a project or a tenant installation of equipment;

     .  employee hiring;

     .  the use of consultants; and

     .  the rate and volume of wireless service providers' tower build-outs.


     While the demand for our site development services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts, even when there is no current business. The timing of revenues is difficult to forecast as our sales cycle can be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. With respect to new tenant leases, in some cases revenue commencement trails execution of the lease due to contractual terms, which are typical in the industry, and which provide for revenue to commence upon installation of the tenant's equipment on the tower, which can be 90 days or more after the execution of the lease. Seasonal factors, such as weather, vacation days and total business days in a quarter, and the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal year, may add to the variability of new tower builds and revenues and could have a material adverse effect on our growth rate, prospects, financial condition or results of operations. Consequently, the number of towers we build and the operating results of our site leasing and development businesses for any particular period may vary significantly, and should not be considered as indicative of long-term results.


We face zoning and other restrictions on our ability to construct new towers.

     Our growth strategy depends on our ability to construct and operate towers in a timely and cost-effective manner. A number of factors beyond our control can affect our ability to construct new towers, including:

     .  zoning and local permitting requirements;

     .  Federal Aviation Administration considerations;

     .  availability of tower components and construction equipment;

     .  skilled construction personnel;

     .  bad weather conditions; and

     . finding suitable anchor tenants in those cases where we are not willing to build a tower without an anchor tenant.

In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. We cannot assure you (1) that there will be a significant need for the construction of new towers once existing wireless service providers complete their tower infrastructure build-out, (2) of the number of mandates that we will be awarded or the number of mandates that will result in constructed towers, (3) that we will be able to overcome regulatory or other barriers to new construction or (4) that the number of towers planned for construction will be completed in accordance with the requirements of our customers. Certain of our anchor tenant leases contain penalty or forfeiture provisions in the event we do not complete the towers within specified time periods.


We face increasing competition for new tower opportunities and acquisitions of existing towers.

     We compete for new tower opportunities primarily with site developers, wireless carriers and other independent tower companies. We believe that competition for new tower opportunities will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than we do.

     Our growth strategy depends on our ability to acquire and operate existing towers not built by us to augment our existing tower network. Increased competition for acquisitions may result in fewer acquisition opportunities for us and higher acquisition prices. We regularly explore acquisition opportunities, and we are currently actively negotiating to acquire additional towers. As of June 30, 2000, we had letters of intent or definitive agreements to acquire 147 towers in 38 separate transactions for an aggregate purchase price of approximately $56.4 million.

     We may not be able to identify, finance and complete future acquisitions of towers or tower companies on acceptable terms or may not be able to profitably manage and market available space on any towers that we acquire. We may also face challenges in integrating newly acquired towers or tower companies and may face difficulties in retaining current lessees on newly acquired towers. The extent to which we are unable to construct or acquire additional towers, or profitably manage these tower operations, may have a material adverse effect on our results of operations.

We are not profitable and expect to continue to incur losses.

     We incurred net losses of $19.9 million for the year ended December 31, 1998, $34.6 million for the year ended December 31, 1999 and $9.7 million for the quarter ended March 31, 2000. Our losses are principally due to significant depreciation, amortization and interest expense. We have not achieved profitability and expect to continue to incur losses for the foreseeable future.

Our mandates may not yield binding agreements.

     As of June 30, 2000, we had non-binding mandates to build over 600 towers under build-to-suit programs for wireless service providers. Although we believe that the majority of these non-binding mandates will result in long-term anchor leases for specific communication towers, there are a number of steps that need to occur before any leases are executed. These steps include, in some cases, finalizing build-out plans by the customers who have awarded the mandates, completing due diligence by us and our customers and finalizing other definitive documents between the parties. As a result, we cannot assure you as to the percentage of current and future non-binding mandates that will ultimately result in binding anchor tenant leases and constructed towers.

We think revenues from the consulting segment of our site development business may continue to decline.

     Our growth strategy is primarily focused on expanding our site leasing business, as opposed to our site development business. However, you should be aware that a substantial portion of our revenues has historically come from the consulting segment of our site development business. We believe that wireless service providers have begun to move away from the traditional build-out formula where those providers contract for site development services for a fee and invest the capital necessary to build and own their own network of communications towers. We believe that the use of build-to-suit programs is rapidly becoming the preferred method of wireless network expansion. As wireless service providers have moved away from the traditional build-out formula, our site development revenues from the consulting segment declined in each of 1997, 1998, 1999, and we could experience a further decline in 2000. We expect this trend to continue for the foreseeable future as our customers continue to move toward build-to-suit programs and other outsourcing alternatives and away from wireless service provider-funded site development and ownership.


We will need to seek additional financing to fund our business plan.

     Our business strategy contemplates substantial capital expenditures in connection with the expansion of our tower infrastructure by agreeing with wireless carriers to assume ownership or control of their existing towers, by pursuing build-to-suit opportunities and by exploring other tower acquisition opportunities.

     Our cash capital expenditures for the quarter ended March 31, 2000 were $60.6 million. We currently estimate that we will make at least $300.0 million of cash capital expenditures through the end of the first quarter 2001 in fiscal year 2000, which will be primarily for the construction and acquisition of towers. Based on our current operations and anticipated revenue growth, we believe that, if our business strategy is successful, cash flow from operations and available cash, together with available borrowings under our senior credit facility, will be sufficient to fund our anticipated cash capital expenditures through the end of the first quarter 2001. Thereafter, however, or in the event we exceed our currently anticipated cash capital expenditures by the end of the first quarter 2001, or are unable to fully draw on our senior credit facility, we anticipate that we will need to seek additional equity or debt financing to fund our business plan. Additional financing may not be available on commercially acceptable terms or at all, and additional debt financing may not be permitted by the terms of our existing indebtedness, including our senior discount notes. Prior to March 1, 2003, interest expense on our outstanding senior discount notes will consist solely of non-cash accretion of original issue discount and these notes will not require cash interest payments. After that time, our outstanding senior discount notes will have accreted to $269.0 million and will require annual cash interest payments of approximately $32.3 million. If we are required to issue additional common equity to finance our capital expenditures, it could be dilutive to our existing shareholders. To the extent we are unable to finance future capital expenditures, we will be unable to achieve our currently contemplated business goals.

The expansion of our business may strain our resources.

     Expanding our business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that our operating expenses may increase during the next few years from their 1999 levels as we construct and acquire additional tower assets. Our failure to manage our growth or unexpected difficulties encountered during expansion could have a material adverse effect on our results of operations. The pursuit and integration of new tower build-outs in addition to future acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations.

     From January 1, 1995 to June 30, 2000, our work force increased from approximately 80 to 800 employees. This growth has placed, and will likely continue to place, a substantial strain on our administrative, operational and financial resources. In addition, as part of our business strategy, we may acquire complementary businesses or expand into new businesses. We may not be able to manage our growth successfully and our management, personnel or operational and financial control systems may not be adequate to support expanded or complementary operations. Any of these inabilities or inadequacies could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.


If demand for wireless communication services decreases, our revenue will be adversely affected.

     Substantially all of our customers to date have been providers of wireless communications services and, therefore, our success is dependent on their success. Demand for both our site leasing and site development services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. A slowdown in the growth of, or reduction in demand, in a particular wireless communication segment could adversely affect the demand for communication sites. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease these communication sites depends on a number of factors beyond our control, including:

     .  the level of demand for wireless services;

     . the financial condition and access to capital of wireless service providers;

     . the strategy of wireless service providers with respect to owning or leasing communication sites;

     .  government licensing of broadcast rights; and

     . changes in telecommunications regulations and general economic conditions.


In addition, wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. These roaming agreements may be viewed by wireless voice service providers as a superior alternative to leasing antenna space on communications sites owned or controlled by us. The proliferation of these roaming agreements could have a material adverse effect on our results of operations.


We depend on a relatively small number of customers for most of our revenues.

     We derive a significant portion of our revenues from a small number of customers which vary at any given time, particularly in the site development services side of our business. For example, during 1997, 1998, 1999 and the quarter ended March 31, 2000, our five largest customers accounted for approximately 89.9%, 91.4%, 48.3% and 46.7% respectively, of our revenues from site development services. Sprint PCS, our largest customer for the years ended December 31, 1997, 1998, 1999 and the quarter ended March 31, 2000, accounted for 53.6%, 41.3%, 20.8% and 15.6%, respectively, of our revenues from site development services during those periods. Other large customers include BellSouth Mobility DCS, which accounted for 23.8% of our revenues from site development services for the year ended December 31, 1998 and 13.9% for the year ended December 31, 1999. For the quarter ended March 31, 2000, AT&T Wireless accounted for 9.8% of our site development services. PageNet represented 33.4% of our site leasing revenue for 1998, 16.5% for the year ended December 31, 1999, and 11.8% for the quarter ended March 31, 2000. These PageNet revenues come primarily from our lease/sublease component of our site leasing business. For the quarter ended March 31, 2000, our other major site leasing customers were Nextel, Sprint PCS, and BellSouth Mobility DCS which accounted for 10.0%, 9.6%, and 9.2% of our site leasing revenues. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and we may not be successful in establishing relationships with new clients. Moreover, our existing customers may not continue to engage us for additional projects. The substantial majority of our existing non-binding mandates are from Alamosa PCS, AT&T Wireless, Horizon PCS, Georgia PCS, Sprint PCS and Telecorp PCS. The loss of any significant customer could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

     Due to the long-term expectations of revenue from tenant leases, the tower industry is very sensitive to the creditworthiness of its tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, in the loss of customers and the associated lease revenues, or in a reduced ability of these customers to finance expansion activities.


Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.

     We have a significant amount of indebtedness. The following chart shows certain important credit information:


                                  At March 31, 2000
                                  -----------------
                                  (dollars in thousands)

  Total indebtedness...........    $    266,730
  Stockholders' equity.........    $    274,716

     Our substantial indebtedness could have important consequences to you. For example, it could:

     . increase our vulnerability to general adverse economic and industry conditions;

     . limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

     . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     . place us at a competitive disadvantage to our competitors that are less leveraged; and

     . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

     Our ability to service our debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions in the wireless communications industry, and financial, business and other factors, certain of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions of towers or related service companies, delaying tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to effect any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies could have a material adverse effect on our growth rate.

     Our senior credit facility and the indenture governing our senior discount notes each contains certain restrictive covenants. The senior credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we may not be able to meet those tests. A breach of any of these covenants could result in a default under the senior credit facility and the indenture governing our senior discount notes. Upon the occurrence of certain bankruptcy events, the outstanding principal, together with all accrued interest, will automatically become immediately due and payable. If any other event of default should occur under the senior credit facility, our lenders can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. Either of these events could also result in the triggering of cross-default or cross-acceleration provisions in other instruments, permitting acceleration of the maturity of additional indebtedness. If we were unable to repay amounts that become due under the senior credit facility, our lenders could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the senior credit facility were to be accelerated, our assets may not be sufficient to repay in full the indebtedness. Substantially all of our assets are pledged as security under the senior credit facility.

     Our earnings have been insufficient to cover our fixed charges since the issuance of our senior discount notes, assuming the accretion on the notes as a fixed charge. We expect our earnings to continue to be insufficient to cover our fixed charges for the foreseeable future. We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we face could intensify.


We must comply with a variety of extensive regulations.

     We are subject to a variety of regulations, including those at the federal, state and local level. Both the Federal Communications Commission ("FCC") and the Federal Aviation Administration ("FAA") regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require prior approval or registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. Proposals to construct new communication sites or to modify existing communication sites are reviewed by both the FCC and the FAA to ensure that a site will not present a hazard to aviation. Construction or modification of these structures is also subject to the National Environmental Policy Act, which requires additional review of any tower that may have a significant effect upon the quality of the human environment. Owners of towers may have an obligation to paint the towers or install lighting to conform to FCC and FAA standards and to maintain such painting or lighting. Tower owners also bear the responsibility for notifying the FAA of any tower lighting failures. We generally indemnify our customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

     Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, these regulations may increase the timing and costs associated with new tower construction. Additional regulations could be adopted which could increase these delays or result in additional costs to us. These factors could have a material adverse effect on our growth rate, prospects, financial condition or results of operations and on our ability to implement and/or achieve our business objectives in the future. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for communication sites.

     Our operations are also subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these environmental laws, we could be held strictly liable for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to the contamination. Although we believe that we are in substantial compliance with, and have no material liability under, applicable environmental laws, the costs of compliance with existing or future environmental laws and liability related to those laws may have a material adverse effect on our business.

     We and the wireless service providers that use our towers are also subject to government requirements and other guidelines relating to radio frequency, or RF, emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial studies by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to RF emissions, we may be subject to these claims in the future.


Our towers are subject to damage from natural disasters.

     Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to caps and deductibles. We also maintain third party liability insurance to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our financial condition or results of operations.


New technologies may undermine the success of our operations.

     The emergence of new technologies could have a negative impact on our operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although these systems are highly capital intensive and have only begun to be tested, mobile satellite systems could compete with land-based wireless communications systems. In addition, products are currently being developed which may permit multiple wireless carriers to use a single antenna, or to increase the range and capacity of an antenna. These systems and products could reduce the demand for our infrastructure services or space on our towers. These events could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.


Because of our holding company structure, we depend on our subsidiaries for cash flow. Our access to this cash flow is restricted.

     We are a holding company with no business operations of our own. Our only significant asset is and is expected to be the outstanding capital stock of our subsidiaries. We conduct, and expect to conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flow. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including to service their debt obligations. Even if our subsidiaries determined to make a distribution to us, applicable state law and contractual restrictions, including the dividend covenants contained in our senior credit facility, may not permit these dividends or distributions.


Steven E. Bernstein controls the outcome of shareholder votes.

     Steven E. Bernstein, our Chairman and Chief Executive Officer, controls 100% of the outstanding shares of Class B common stock. As of June 30, 2000, Mr. Bernstein controlled approximately 62% of the total voting power of both classes of common stock. As a result, Mr. Bernstein has the ability to control the outcome of all matters determined by a vote of our common shareholders when voting together as a single class, including the election of all of our directors.


We depend on the services of our executive officers.

     Our success depends to a significant extent upon the continued services of Steven E. Bernstein, our Chairman and Chief Executive Officer, Jeffrey A. Stoops, our President, Ronald G. Bizick, II, our Chief Operating Officer- U.S. Site Development, Daniel J. Eldridge, President-SBA Network Services, Inc.,
John Marino, our Chief Financial Officer, and Michael N. Simkin, our Executive Vice President-International. Each of Messrs. Bizick, Simkin and Stoops has an employment agreement. We do not have an employment agreement with Messrs. Bernstein, Eldridge, or Marino. Mr. Bernstein's compensation and other terms of employment are determined by the Board of Directors. The loss of the services of any of Messrs. Bernstein, Stoops, Simkin, Eldridge, Bizick or Marino or other key managers or employees, could have a material adverse effect upon our prospects or results of operations.


We need to attract, retain and manage skilled employees.

     Our business involves the delivery of professional services and is labor-intensive. Our success depends in large part upon our ability to attract, develop, motivate and retain skilled employees. We compete with other wireless communications firms and other enterprises for employees with the skills required to perform our services. We cannot assure you that we will be able to attract and retain a sufficient number of highly-skilled employees in the future or that we will continue to be successful in training, retaining and motivating employees. The loss of a significant number of employees and/or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our results of operations or growth rate.


Commencing international operations in the future may undermine the success of our operations.

     We do not currently have international operations, but we evaluate international opportunities from time to time and may commence international operations at any time. If we commence international operations, we will be subject to various political, economic and other uncertainties. The risks include:

     .    unexpected changes in regulatory requirements;

     . difficulties and costs of staffing and managing international operations;

     .    different technology standards;

     .    political and economic instability;

     .    fluctuations in currency exchange rates;

     .    imposition of currency exchange controls; and

     .    potentially adverse tax consequences


Any of these factors could delay or preclude our ability to generate revenues in our key markets. Accordingly, no assurance can be given that if we commence international operations our strategies will prove to be effective or that management's goals will be achieved.

                                Use of Proceeds

     We will not receive any proceeds from the sale of the Class A common stock offered through this prospectus.

                              Selling Shareholders

     The table below sets forth, as of July 11, 2000, certain information with respect to the beneficial ownership of our capital stock by the selling shareholders. The information below is based on information provided by or on behalf of the selling shareholders. The selling shareholders may offer all, some or none of the Class A common stock. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Class A common stock since the date on which they provided the information regarding their Class A common stock.

     At July 11, 2000, we had outstanding the following shares of capital stock:
34,122,705 shares of Class A common stock and 5,535,595 shares of Class B common stock. At July 11, 2000 no other classes or series of capital stock had any shares issued and outstanding.


                                                                                  Number of       Percentage
                                                     Number of                    Shares to       of Shares
                 Nature of                           Shares Owned    Number of    be Owned        to be Owned
Selling          Relationship         Title of       Before the      Shares to    After           After
Shareholder      with SBA              Class         Offering        be Sold      Offering        Offering
-----------      -----------          ------         --------        ---------    --------        --------
ABS              Affiliate/(1)/       Class A        643,685         643,685      0               --
Capital                               Common
Partners                              Stock
II, L.P.

Jeffrey          President           Class A         1,524,104/(2)/  225,000      1,299,104       [3.3%]
A. Stoops        and Director        Common
                                     Stock
                                                     ---------       -------      ---------
Total                                                2,167,789       868,685      1,299,104
                                                     ---------       -------      ---------

/(1)/ Donald B. Hebb, Jr., the Managing Member of ABS Partners II, L.L.C., the general partner of ABS Capital Partners II, L.P., is one of our directors.

/(2)/ Includes 50,000 options to purchase shares of SBA's Class A common stock. Of these shares, 769,863 are owned by Calculated Risk Partners, L.P., a Delaware limited partnership ("CRLP"). Mr. Stoops controls the general partner of CRLP. Mr. Stoops disclaims beneficial ownership of those shares owned by CRLP in which he has no pecuniary interest.

                              Plan of Distribution


     The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The Class A common stock may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     . an exchange distribution in accordance with the rules of such exchange;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     .    in privately negotiated transactions.

     In connection with the sale of the Class A common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Class A common stock and deliver these securities to close out such short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling shareholders from the sale of the Class A common stock offered by them hereby will be the purchase price of such Class A common stock less discounts and commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our Class A common stock is listed for trading on the Nasdaq National
Market.

     In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

     The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock, may be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling shareholders have acknowledged that they understand their obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provision.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling shareholder may not sell any Class A common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific Class A common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We have agreed to indemnify the selling shareholders against some important liabilities, including liabilities under the Securities Act, or to contribute to any payments these selling shareholders may be required to make in respect of these liabilities. All expenses of registration of the shares which may be offered through this prospectus will be paid by us (other than underwriting discounts and selling commissions, and fees and expenses of advisors to the selling shareholders).


                                 Legal Matters

     Certain legal matters relating to the offering will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.


                                    Experts

     The consolidated financial statements and schedule of SBA Communications Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                868,685 Shares



                        SBA COMMUNICATIONS CORPORATION



                             CLASS A COMMON STOCK



                             ____________________

                                  PROSPECTUS
                             ____________________



                              ____________, 2000

                                    PART II


                    Information Not Required in Prospectus


ITEM 14. Other Expenses of Issuance and Distribution


     The following table sets forth an estimate of the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the undersigned company (the "Company").

Commission Registration Fee                                       $ 11,230
Legal Fees and Expenses....................................         20,000
Accounting Fees and Expenses...............................         10,000
Printing, Engraving and Mailing Expenses...................         40,000
Miscellaneous..............................................          5,000
                                                                ==========
Total......................................................       $ 86,230
                                                                ==========


ITEM 15. Indemnification of Directors and Officers

     Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his duties as a director and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which an unlawful distribution is made, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

     Under the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with the proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his conduct was unlawful.

     However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     The articles of incorporation of the Company provide that the Company shall, to the fullest extent permitted by applicable law and its by-laws, as amended from time to time, indemnify all officers and directors of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. Exhibits


  Exhibit    Description
  Number

  5.1        Opinion of Akerman, Senterfitt & Eidson, P.A.*
  23.1       Consent of Arthur Andersen LLP.
  23.2       Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
             5.1).*
  24.1 Power of Attorney of certain directors and officers of SBA (set forth on the signature page of this registration statement).


* To be filed with a Current Report on Form 8-k or a Post-Effective Amendment to the registration statement.

ITEM 17. Undertakings

(a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The Registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida on July 11, 2000.


                              SBA COMMUNICATIONS CORPORATION


                              By: /s/ Steven E. Bernstein
                                  -----------------------------------------
                                Name:  Steven E. Bernstein
                                Title: Chairman and Chief Executive Officer


                               Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and John Marino, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments or supplements to the Registration Statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                                --------------

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.


Signature                  Title                                               Date
---------                  -----                                               ----

/s/ Steven E. Bernstein    Chairman, Chief Executive Officer and Director      July 11, 2000
-----------------------
Steven E. Bernstein

/s/ Jeffrey A. Stoops      President and Director                              July 11, 2000
-----------------------
Jeffrey A. Stoops

/s/ John Marino            Chief Financial Officer                             July 11, 2000
-----------------------
John Marino

/s/ Pamela J. Kline        Chief Accounting Officer                            July 11, 2000
-----------------------
Pamela J. Kline

/s/ Donald B. Hebb, Jr.    Director                                            July 11, 2000
-----------------------
Donald B. Hebb, Jr.

/s/ C. Kevin Landry        Director                                            July 11, 2000
-----------------------
C. Kevin Landry

/s/ Richard W. Miller      Director                                            July 11, 2000
-----------------------
Richard W. Miller

/s/ Robert S. Picow        Director                                            July 11, 2000
-----------------------
Robert S. Picow

                                 EXHIBIT INDEX


Exhibit    Description
Number

23.1       Consent of Arthur Andersen LLP.